Exhibit 10.1

Andrea Blankmeyer
[***]
Dear Andrea:
Upstart Network, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.
1. Position. You will start in a full-time position initially reporting to the Chief Executive Officer. When you join the Company, we will recommend to the Board of Upstart Holdings, Inc., the parent company of the Company (“Upstart”), that you be appointed the Chief Financial Officer of Upstart. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company and Upstart.
2. Compensation and Employee Benefits. You will be paid a starting salary at the rate of $450,000.00 per year, payable on the Company’s regular payroll dates. You will be eligible to earn a target discretionary bonus in 2026 of 75% based on company and individual performance. You will also be an “Eligible Employee” at the Tier 2 level under Upstart’s Executive Change in Control and Severance Policy (the “Severance Policy”), and your Participation Agreement under such Policy is attached hereto as Exhibit A. In addition, notwithstanding anything in this offer letter, the other terms of your employment or any Company policies, if you are subject to a Non-CIC Qualified Termination at any time, you will be eligible to receive the applicable Salary Severance and COBRA Benefit set forth below upon a Non-CIC Qualified Termination. A Non-CIC Qualified Termination is a termination of your employment either (x) by the Company without Cause (as defined in the Severance Policy, excluding by reason of your death or Disability) or (y) by you for Good Reason (as defined in the Severance Policy), in either case, outside of the Change in Control Period (as defined in the Severance Policy).
●Salary Severance: 12 months, provided that if such Non-CIC Qualified Termination occurs in the first 12 months of your employment such Salary Severance will be 6 months.
●COBRA Benefit: 12 months, provided that if such Non-CIC Qualified Termination occurs in the first 12 months of your employment such COBRA Benefit will be 6 months.
3. Equity
Restricted Stock Units. You will be recommended for a grant of restricted stock units (“RSUs”) for shares of Upstart’s common stock, with an economic value of $5,000,000.00 (the

“RSU Economic Value”) to be calculated as follows: if approved by Upstart’s Compensation Committee of its Board of Directors (the “Compensation Committee”), you will receive a number of RSUs, rounded up to the nearest unit, equal to the RSU Economic Value divided by the average closing price of Upstart’s common stock on the NASDAQ Global Select Market during a thirty (30) trading day period prior to the date of grant. Subject to your continued employment, your RSUs will be earned on a four-year quarterly vesting schedule with 40% vesting over the first four (4) quarters after your vesting commencement date, 30% vesting over the next four (4) quarters, 20% vesting over the next four (4) quarters, and 10% vesting over the final four (4) quarters. For the avoidance of doubt, your first quarterly vesting event shall occur at least forty-five (45) days after your start date. Your RSUs will be subject to the terms and conditions applicable to RSUs granted under the applicable stock plan, as described in that plan and the applicable RSU agreement, which you will be required to sign.
Performance-Based Restricted Stock Units. You will be recommended for a grant of performance-based restricted stock units (“PRSUs”) for shares of Upstart’s common stock with an economic value of $6,000,000.00 (the “PRSU Economic Value”). The PRSU Economic Value will be converted into a number of PRSU shares based on the same methodology used for the RSU conversion described above and that number of shares will be your Target PRSUs. Your PRSUs will be subject to the terms and conditions applicable to PRSUs granted under the applicable stock plan, as described in that plan and the applicable PRSU agreement, which you will be required to sign. Your PRSUs will be eligible to vest in the first quarter of 2030 based on the 4-year relative total stockholder return of Upstart as compared to the companies in the F-Prime Fintech Index at the end of the first thirty (30) trading days of 2026 who remain constituents of that index through the performance period (the “rTSR Peer Group”). The performance period for measuring TSR is the period beginning on the date of grant for the PRSUs and ending on the 30th trading day in 2030.
PRSUs will be eligible to vest on the following scale, subject to modifiers:

Percentile Rank	Payout as Percent of Target PRSUs
100th	300%
55th	100%
25th	50%
Less than 25th	0%
If our Absolute TSR CAGR is negative for the performance period, or our Revenue CAGR or EBITDA CAGR is negative for the period 2026 through 2029, the maximum payout will be capped at 75% of the Target PRSUs. If (i) our Absolute TSR CAGR is greater than 12% or (ii) both Revenue CAGR and EBITDA CAGR is greater than 30% over the same periods, the minimum payout will be 75% of the Target PRSUs.

Ongoing Equity Grants. You will be eligible for a discretionary annual equity refresh grant with a target economic value of $3,500,000 split between RSUs and PRSUs as follows: the RSUs and PRSUs shall comprise four-sevenths (4/7ths) and three-sevenths (3/7ths) of the grant, respectively. The actual value and proportion of RSUs and PRSUs of the refresh grant may vary based on company and individual performance.
4. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.
5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
6. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
7. Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
8. Attorney Fee Reimbursement. The Company will reimburse you for reasonable attorneys’ fees and costs incurred in connection with the review of this offer letter, subject to submission of appropriate documentation. Reimbursement will be made in accordance with the Company’s standard expense policies and within a reasonable period following receipt of proper documentation.
9. Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.
If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and

return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.
Sincerely,

UPSTART NETWORK, INC.

/s/ Dave Girouard

Dave Girouard, Chief Executive Officer

ACCEPTED AND AGREED:

Name:                     Andrea Blankmeyer

Signature:                /s/ Andrea Blankmeyer

Anticipated Start Date:        March 16, 2026

Exhibit A:
Executive Change in Control and Severance Policy
Participation Agreement
This Participation Agreement (“Agreement”) is made and entered into by and between Andrea Blankmeyer on the one hand, and Upstart Holdings, Inc. (the “Company”) on the other.
You have been designated as eligible to participate in the Company’s Executive Change in Control and Severance Policy (the “Policy”), a copy of which is attached hereto, pursuant to which you are eligible to receive the applicable Salary Severance, COBRA Benefit, Equity Benefits and Bonus Severance in the amounts set forth below upon a Qualified Termination, subject to the terms and conditions of the Policy. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Policy.
●Salary Severance: 12 months
●COBRA Benefit: 12 months
●Equity Benefits: 100%
●Bonus Severance: 100% of applicable target bonus, provided that such Bonus Severance will be subject to the proration set forth in Section 6(i) of the Policy.

(a) You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any change in control severance and/or change in control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company.
(b)     This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
By its signature below, each of the parties signifies its acceptance of the terms of the Policy, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

UPSTART HOLDINGS, INC.	ELIGIBLE EMPLOYEE

By: /s/ Dave Girouard	By: /s/ Andrea Blankmeyer

Dave Girouard, Chief Executive Officer	Andrea Blankmeyer